Exhibit 99.1

[BAUSCH & LOMB LOGO]                                                               NEWS

Bausch & Lomb Reports Preliminary Third-Quarter Results
- - - - -

Worldwide sales increase seven percent
Third-quarter GAAP earnings per share of $0.32 reflect certain discrete items as well as charges associated with an ongoing investigation related to Brazilian subsidiary
Comparable-basis earnings per share of $1.02 increase 29 percent from 2004
Company updates full-year guidance and comments on expectations for 2006
Results are preliminary pending outcome of the ongoing investigation

FOR RELEASE WEDNESDAY, OCTOBER 26, 2005

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported preliminary results of operations for the third quarter and nine months ended September 24, 2005, and said it may delay the filing of its Quarterly Report on Form 10-Q, which is due on November 3, 2005, pending the results of an investigation, described below, into allegations of improper conduct by management of the Company's Brazilian subsidiary, BL Industria Otica, Ltda. ("BLIO"), and past tax assessments against BLIO by Brazilian taxing authorities. BLIO manufactures contact lenses and markets a range of the Company's vision care, surgical and pharmaceutical products in Brazil. In 2004 it accounted for approximately $20 million in net sales, which is less than one percent of Bausch & Lomb's consolidated revenues.

Results of Operations

The following results of operations are preliminary and are subject to the outcome of the ongoing investigation described below and the completion of the required quarterly review procedures by the Company's independent public accountants, PricewaterhouseCoopers, LLP. There can be no assurance that these preliminary results will not differ materially from results that the Company reports when it files its Quarterly Report on Form 10-Q for the Quarter ended September 24, 2005.

Third-quarter worldwide net sales were $588.7 million, up seven percent from $548.9 million in the 2004 period. Changes in foreign currency exchange rates had no impact on the reported growth rate in the quarter. Gains were reported for vision care, pharmaceuticals and cataract and vitreoretinal surgery products in each of the Company's geographic segments, while refractive surgery revenues declined. For the first nine months of 2005, net sales were $1.75 billion, up eight percent, or six percent on a constant-currency basis, from 2004.

GAAP earnings per share for the third quarter and year-to-date periods were $0.32 and $1.75 respectively, compared to $0.79 and $2.00 in 2004. Current-year reported results reflect improved gross margins, offset by higher selling, general and administrative expenses to support new product launches and increased investment in research and development. The preliminary results also reflect charges totaling approximately $19.6 million after tax, or $0.35 per share, related to the matters that are subject to the investigation described below; a loss of $0.04 per share after taxes on the previously announced disposal of the Company's Woehlk subsidiary; and several income tax items described below. Excluding those items, comparable-basis earnings per share were $1.02 and $2.45 for the quarter- and year-to-date periods, respectively.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, "The underlying improvement in our fundamental operating performance in the quarter continues to demonstrate how we are leveraging sales gains into even higher earnings growth, notwithstanding the various discrete items and the charges that were recorded as a result of the ongoing investigation in Brazil."

Income Tax Items

Following is a description of various income tax-related items that are reflected in the preliminary GAAP earnings per share amounts reported today.

Bausch & Lomb previously announced plans to repatriate approximately $805 million in offshore profits under the American Jobs Creation Act of 2004. During the third quarter, the Company recorded the one-time income tax expense associated with the anticipated repatriation. This item reduced GAAP net earnings by $33.0 million, or $0.59 per share.

The Company also reversed tax reserves related to the previously divested oral care business totaling $10.3 million, or a benefit of $0.18 per share, during the quarter. The reserves were determined to be no longer necessary following the completion of an Internal Revenue Service audit of the related tax years.

Certain discrete income tax benefits totaling $5.5 million, or $0.10 per share, were also recorded in the third quarter. These relate primarily to the reversal of valuation allowances on certain foreign tax credits following the completion of Internal Revenue Service audits of the years involved, and adjustments to prior-year estimated tax liabilities to reflect actual amounts on the Company's 2004 income tax return which was filed during the quarter.

Finally, third-quarter net earnings reflect the benefit of a lower tax rate than had previously been anticipated. Bausch & Lomb had originally projected a 33-percent full-year effective tax rate for ongoing operations. Based on a review of the estimated full-year geographic mix of profits and related tax expense, including the impact of expanding contact lens manufacturing in Ireland, the Company now projects a rate of 31.9 percent. As a result, the effective ongoing tax rate recorded in the third quarter was 30.7 percent, to adjust the year-to-date expense to current expectations.

Reconciliation Between GAAP and Comparable-Basis Earnings

The following table reconciles GAAP and "comparable-basis" net earnings and earnings per share for the periods in the Statements of Income that accompany this news release.
Dollars in Millions, Except Per Share Data	Quarter Ended September 24, 2005 Unaudited		Quarter Ended September 25, 2004 Unaudited
	$	Per Share	$	Per Share
GAAP net earnings	$ 17.9	$0.32	$ 43.3	$0.79
Reserve related to investigation at Brazil subsidiary	19.6	0.35	-	-
Loss on disposal of Woehlk subsidiary	2.4	0.04	-	-
Discrete income tax items	(5.5)	(0.10)	-	-
Tax expense associated with American Jobs Creation Act	33.0	0.59	-	-
Reversal of tax reserves associated with divested business	(10.3)	(0.18)	-	-
Comparable-basis net earnings	$ 57.1	$1.02	$ 43.3	$0.79

Dollars in Millions, Except Per Share Data	Nine Months Ended September 24, 2005 Unaudited		Nine Months Ended September 25, 2004 Unaudited
	$	Per Share	$	Per Share
GAAP net earnings	$ 97.5	$1.75	$108.1	$2.00
Reserve related to investigation at Brazil subsidiary	19.6	0.35	-	-
Loss on disposal of Woehlk subsidiary	2.4	0.04	-	-
Discrete income tax items	(5.5)	(0.10)	-	-
Tax expense associated with American Jobs Creation Act	33.0	0.59	-	-
Reversal of tax reserves associated with divested business	(10.3)	(0.18)	-	-
Comparable-basis net earnings	$136.7	$2.45	$108.1	$2.00

Revenue Highlights

Third-quarter revenues by geographic segment and product category are summarized in the following tables:
Unaudited	Actual	Constant Currency
Americas	+ 8%	+ 7%
Europe, Middle East and Africa	+ 5%	+ 6%
Asia	+ 9%	+ 8%
Unaudited	Actual	Constant Currency
Contact Lenses	+10%	+10%
Lens Care	+ 5%	+ 3%
Pharmaceuticals	+13%	+12%
Cataract and Vitreoretinal	+ 4%	+ 4%
Refractive	-10%	-11%

Revenues derived in the United States increased to $229.9 million in the third quarter, up six percent from the prior-year period, and represented 39 percent of total Company sales. Revenues derived in non-U.S. markets increased eight percent over the same period in 2004 and were up seven percent on a constant-currency basis.

Contact lens sales growth was led by the PureVision™ brand of spherical and toric silicone hydrogel contact lenses. Continued share gains and expanded distribution in Europe and Asia were augmented by incremental sales from the re-introduction of the spherical product in the United States. Overall category growth was also aided by higher sales of the SofLens® Toric, SofLens Multi-Focal and SofLens59 lines of disposable contact lenses.

Lens care sales growth reflected the continued successful global rollout of ReNu® with MoistureLoc™ multi-purpose solution, the introduction of ReNu MultiPlus® solution in Japan, and gains for the Boston® lines of rigid gas permeable solutions.

Pharmaceuticals category growth was led by higher sales of prescription products treating inflammation, dry eye and glaucoma, and by over-the-counter general eye care and nutritional products. Those gains were somewhat offset by lower sales of multisource pharmaceuticals, attributable to competitive entries for two of the Company's non-ophthalmic products.

Higher sales of cataract and vitreoretinal products were driven by a nine percent increase in intraocular lenses (IOLs) and higher sales of viscoelastics. IOL revenues reflected continued strong double-digit gains for the SofPort™ and Akreos™ lines of foldable IOLs.

Refractive surgery revenues declined mainly due to lower laser and microkeratome blade sales, partially offset by higher procedure card fees and service contract revenues.

Liquidity Highlights and Trends

As of September 24, 2005, cash and investments totaled $555.5 million, an increase of $53.7 million from the end of 2004. Year-to-date cash flow from operations was $145.6 million, compared to $183.4 million in 2004. Capital expenditures through September were $66.4 million, compared to $73.5 million a year ago. Bausch & Lomb Senior Vice President and Chief Financial Officer Stephen C. McCluski said, "We remain pleased with our strong balance sheet and cash flow generation. Projected earnings expansion, combined with our continued emphasis on asset management, should yield cash flow from operations of approximately $270 million this year. We also still project full-year capital spending of approximately $120 million, as we progress with the construction of our new research facility and further increase contact lens manufacturing capacity."

Investigation into Matters Pertaining to BL Industria Otica Ltda.

In September of 2005, the Audit Committee of the Board of Directors commenced an independent investigation into allegations of misconduct by the management of BLIO, which had been reported to the Company's senior management by a BLIO employee pursuant to the Company's established compliance program. The Audit Committee has engaged the law firm of Cahill Gordon & Reindel LLP to assist with the investigation. Bausch & Lomb also voluntarily reported these matters to the staff of the Northeast Regional Office of the Securities and Exchange Commission, which has commenced an informal inquiry into the matter.

The Audit Committee's independent investigation to date has determined that the general manager, the controller and other employees of BLIO, in violation of Company policies, engaged in improper management and accounting practices, including, among other things, the mischaracterization of approximately $600,000 in expenses to fund an approximately $1.5 million, unauthorized local pension arrangement for the benefit of themselves and other members of local management, the avoidance of Brazilian payroll tax obligations, the amount of which has not yet been determined, and the misuse of Company assets for personal benefit.

Also as a result of the Audit Committee's investigation, it was learned that certain Brazilian tax authorities have made tax assessments relating to or arising from Brazilian VAT, social contribution, income and certain import-related taxes against BLIO for unpaid taxes totaling approximately $5 million, interest of approximately $7 million, plus approximately $21 million in claimed penalties which relate back to various earlier periods. Appropriate reserves relating to these assessments were not reflected by BLIO in its subsidiary financial statements, as required by the Company's established policies and procedures. The Company recently retained Baker & McKenzie as tax counsel in Brazil to evaluate these assessments. Based on management's evaluation, in consultation with Baker & McKenzie, the Company is recording a reserve of approximately $22 million with respect to these Brazilian tax matters, which is included in the preliminary financial results announced today and which yields an after-tax charge of $19.6 million. The Company currently believes it has grounds on which to reduce certain of these Brazilian tax assessments and intends to raise them within the appeal process provided by the Brazilian tax system. There can be no assurance that the Company's reserve for these tax matters will not be required to be materially increased or recorded in a different period.

Bausch & Lomb has terminated the employment of the general manager and the controller of BLIO, and will consider further action when the Audit Committee's independent investigation is completed. The director of operations for BLIO is serving as acting general manager of the subsidiary pending conclusion of the investigation.

The Company indicated that it may delay the filing of its Quarterly Report on Form 10-Q for the third quarter, which is due on November 3, in order to allow for the Audit Committee's independent investigation, and the Company's evaluation of these issues, to be concluded and for the required quarterly review procedures to be completed by PricewaterhouseCoopers. The Company is unable to predict the ultimate outcome of the investigation, or the timing of its conclusion. The Company will also consider, in consultation with PricewaterhouseCoopers, whether any restatement of prior-period financial statements would be required under generally accepted accounting principles with respect to the matters described above. In addition, the Company will complete its required assessment of the Company's internal control over financial reporting, including, in particular, its control over foreign tax matters, and whether there has been any material weakness in the Company's internal controls.

Company Updates Financial Guidance

Based on year-to-date trends, and including expectations for a lower effective tax rate, the Company now projects full-year reported and constant-currency sales growth of approximately seven percent. For the fourth quarter, comparable-basis earnings per share are projected to be approximately $1.20. Those projections reflect incremental sales from the acquisition of CT Freda in the fourth quarter, but exclude one-time purchase accounting adjustments related to that transaction, as well as any further adjustments that may result from the ongoing investigation.

For 2006, Bausch & Lomb projects constant-currency sales to grow approximately nine percent, with earnings per share in the range of $4.20 to $4.30. Those projections do not reflect the impact of new stock-based compensation programs or the adoption of new accounting rules requiring the expensing of stock options, which Bausch & Lomb estimates will together reduce earnings by approximately $0.28 per share.

Notes

All per share amounts in this release are calculated on the diluted basis, as defined by Statement of Financial Accounting Standards (SFAS) No. 128.

# # #

Bausch & Lomb Incorporated and Consolidated Subsidiaries
STATEMENTS OF INCOME
	Unaudited Third Quarter Ended		Unaudited Nine Months Ended
	----------------------------------------		----------------------------------------
Dollar Amounts in Millions - Except Per Share Data	September 24, 2005	September 25, 2004	September 24, 2005	September 25, 2004
--------------------------------------------------------------	---------------	---------------	---------------	---------------
Net Sales
Americas	$259.1	$240.2	$749.8	$702.7
Europe	201.9	191.9	642.8	594.9
Asia-Pacific	127.7	116.8	358.6	328.1
	---------------	---------------	---------------	---------------
	588.7	548.9	1,751.2	1,625.7
Costs and Expenses
Cost of products sold	234.9	231.4	713.0	679.4
Selling, administrative and general (1), (2)	237.0	203.3	696.2	637.1
Research and development	44.8	37.4	129.4	113.7
	---------------	---------------	---------------	---------------
	516.7	472.1	1,538.6	1,430.2
	---------------	---------------	---------------	---------------
Operating Income	72.0	76.8	212.6	195.5
Other (Income) Expense
Interest and investment income	(7.0)	(2.3)	(13.6)	(8.5)
Interest expense (1)	16.6	12.5	42.0	36.1
Foreign currency, net (1), (2)	1.9	(0.4)	1.5	0.2
	---------------	---------------	---------------	---------------
	11.5	9.8	29.9	27.8
	---------------	---------------	---------------	---------------
Income Before Income Taxes and Minority Interest	60.5	67.0	182.7	167.7
Provision for income taxes (1), (2), (3), (4), (5)	40.9	22.4	81.2	56.2
Minority interest in subsidiaries	1.7	1.3	4.0	3.4
	---------------	---------------	---------------	---------------
Net Income	$17.9	$43.3	$97.5	$108.1
	========	========	========	=========
Diluted Earnings Per Share	$0.32	$0.79	$1.75	$2.00
	========	========	========	=========
Average Shares Outstanding - Diluted (000s)	56,122	54,628	55,743	54,234
	========	========	========	=========

(1)     In the third quarter 2005, the Company recorded a net after-tax reserve of $19.6 million or $0.35 per diluted share related to the investigation at its Brazil subsidiary. The reserve was recorded as follows: selling, general and administrative expenses: $12.9 million; interest expense: $5.6 million; foreign currency, net: $0.9 million; income tax expense: $0.2 million.

(2)     In the third quarter of 2005, the Company recorded a net after-tax loss of $2.4 million or $0.04 per diluted share associated with the disposal of its Woehlk contact lens business. The loss was recorded as follows: selling, general and administrative expense: $4.3 million; foreign currency, net: $0.5 million; income tax benefit: $2.4 million.

(3)     In the third quarter of 2005, the Company recorded certain discrete income tax benefits of $5.5 million or $0.10 per diluted share.

(4)     The third quarter 2005 provision for income taxes payable includes $33.0 million or $0.59 per diluted share for the repatriation of foreign profits to the United States under the American Jobs Creation Act.

(5)     In the third quarter of 2005, the Company reversed tax reserves of $10.3 million or $0.18 per diluted share related to the previously divested oral care business.

SUPPLEMENTAL REVENUE INFORMATION
Net Sales
Contact Lens Lens Care Pharmaceuticals Cataract and Vitreoretinal Refractive	$188.4 135.1 144.8 89.1 31.3	$171.1 128.9 128.6 85.6 34.7	$547.7 403.6 422.5 273.9 103.5	$495.3 378.0 383.7 259.5 109.2
	---------------	---------------	---------------	---------------
	$588.7	$548.9	$1,751.2	$1,625.7
	========	========	========	=========

Bausch & Lomb Incorporated and Consolidated Subsidiaries
BALANCE SHEETS
Dollar Amounts in Millions	Unaudited September 24, 2005	December 25, 2004
-----------------------------------------------------------------------------------------------------	---------------	---------------
Assets
Cash and Cash Equivalents	$555.5	$501.8
Trade Receivables, Net	510.4	511.4
Inventories, Net	230.3	204.4
Other Current Assets	189.3	162.9
	-----------------	---------------
Total Current Assets	1,485.5	1,380.5
Property, Plant and Equipment	560.9	580.9
Goodwill and Intangible Assets	897.9	940.6
Other Assets	120.1	120.1
	-----------------	---------------
Total Assets	$3,064.4	$3,022.1
	==========	========
Liabilities and Shareholders' Equity
Current Portion of Long-Term Debt	$51.1	$100.8
Other Current Liabilities	759.4	731.7
	-----------------	---------------
Total Current Liabilities	810.5	832.5
Long-Term Debt	592.5	543.3
Other Long-Term Liabilities	176.5	203.9
Minority Interest	16.4	15.5
	-----------------	---------------
Total Liabilities	1,595.9	1,595.2
Total Shareholders' Equity	1,468.5	1,426.9
	-----------------	---------------
Total Liabilities and Shareholders' Equity	$3,064.4	$3,022.1
	==========	========

Investor Conference Call Information

10:00 a.m. (ET)
News Media is invited to listen only on this call.

Call-in Number: 913.981.5507

Rebroadcast Number: 719.457.0820
Confirmation #814967

The rebroadcast of the conference call will be available starting at
1:30 p.m. ET October 26, 2005 through midnight October 30, 2005.

Additionally, the investor call will be broadcast live over the Internet. It can be accessed from the Investor Relations page of the Company's Web site, www.bausch.com, or at www.vcall.com.

News Media Contact:
Margaret Graham
585.338.5469
mgraham@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including, without limitation, those concerning global and local economic, political and sociological conditions; currency exchange rates; government pricing changes and initiatives with respect to healthcare products; changes in laws and regulations relating to the Company's products and the import and export of such products; product development and rationalization; enrollment and completion of clinical trials; the ability of the Company to obtain regulatory approvals; the outcome of litigation; the outcome of the Audit Committee's continuing independent investigation described in this news release; the outcome of PricewaterhouseCoopers' quarterly review process in connection with the filing of the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2005; the filing of the Company's 10-Q for that quarter; the Company's evaluation of whether any restatement with respect to the matters described in this release would be required under generally accepted accounting principles; the success of product introductions; the possibility that the market for the sale of certain products and services may not develop as expected; the financial well-being of key customers, development partners and suppliers; the successful execution of marketing strategies; continued efforts in managing and reducing costs and expenses; the successful repatriation of funds under the American Jobs Creation Act of 2004; the successful completion and integration of business acquisitions; the Company's success in introducing and implementing its enterprise-wide information technology initiatives, including the corresponding impact on internal controls and reporting; the Company's success in the process of management testing, including evaluation of results; continued positive relations with third party financing sources and the risk factors listed from time to time in the Company's SEC filings, including but not limited to the Current Report on Form 8-K, dated June 14, 2002 and the Form 10-Q for the quarter ended June 25, 2005.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb's 2004 revenues were $2.2 billion; it employs approximately 12,400 people worldwide and its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.